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                                                                       EXHIBIT 9

                            Tel-Aviv, March 24, 1999

By facsimile No:  04-9599050

ESC Medical Systems Ltd.
Industrial Park
P.O. Box 240
Yokneam 20692

Attention:        Dr. Shimon Eckhouse
                         President and CEO
                         Chairman of the Board

                  Karen Sarid
                         Vice President and
                         Chief Financial Officer

Dear Sir and Madam,

                           Re:      Review of Register of Members

                  This firm represents certain shareholders of ESC Medical Systems Ltd. ("ESC"), including Mr. Arie Genger, TPR Investment Associates, Inc., Trans-Resources, Inc., Haifa Chemicals Holdings Ltd., Barnard Jacob Gottstein TTEE and Barnard J Gottstein Revocable Living Trust (collectively, the "Shareholders"), and have been instructed by the Shareholders to review and make copies of ESC's Register of Members, pursuant to their right under Section 65 of the Companies Ordinance [New Version], 1983.

                  We wish to inform you that a representative of this firm will come to your principal office tomorrow, March 25, 1999, during early afternoon, to perform the said review.

                                             Very truly yours,

                                             /s/ Michael Zellermayer, Adv

cc:      Mr. Arie Genger
         Barnard Jacob Gottstein
         TPR Investment Associates, Inc.
         Trans-Resources, Inc.
         Haifa Chemicals Holdings Ltd.

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